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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE


To the Board of Directors and Stockholders
Optical Coating Laboratory, Inc.:


Re: Registration Statements No. 33-41050, No. 33-48808, No. 33-65132,
    No. 33-60891, No. 33-13013, No. 333-69157, and  No. 333-86527 on
    Form S-8 and No. 333-87603 and No. 333-76853 on Form S-3

We consent to the incorporation by reference in the registration statements referred to above of Optical Coating Laboratory, Inc. of our report dated November 26, 1997 relating to the statements of operations, stockholders' equity and cash flows of Flex Products, Inc. for the year ended November 2, 1997, which report appears in the October 31, 1999 annual report on Form 10-K of Optical Coating Laboratory, Inc.


KPMG LLP


San Francisco, California
January 27, 2000